Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS INCREASES
QUARTERLY DISTRIBUTION TO $0.99 PER UNIT; UP 16% OVER SECOND QUARTER 2007

Record Quarterly Distributable Cash Flow

HOUSTON, July 16, 2008 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $0.99 ($3.96 annualized) from $0.96 ($3.84 annualized).  Payable on Aug. 14, 2008, to unitholders of record as of July 31, 2008, the distribution represents a 16 percent increase over the second quarter 2007 cash distribution per unit of $0.85 ($3.40 annualized).  KMP has increased the distribution 33 times since current management took over in February of 1997.
KMP reported record quarterly distributable cash flow before certain items of $293.6 million, up 43 percent from $204.6 million for the second quarter of 2007.  Distributable cash flow per unit before certain items was $1.14, up 31 percent from $0.87 per unit for the comparable period last year.  Net income before certain items was $363.3 million compared to $250.8 million for the second quarter of 2007.  Including certain items, net income for the second quarter was $362.2 million compared to $232.7 million for the same period last year.
For the first six months of 2008, KMP produced distributable cash flow before certain items of $574.1 million, up 46 percent from $393.1 million for the same period last year.  The excess of distributable cash flow before certain items above the distribution for the first two quarters was approximately $79 million.  Net income for the first six months before certain items was $712.2 million compared to $469.9 million for the same period last year.  Including certain items, net income for the first two quarters was $708.9 million versus $83.2 million for the same period last year.
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Chairman and CEO Richard D. Kinder said, “KMP had a superb second quarter with total segment earnings before DD&A reaching an all-time quarterly high of $709.7 million, up 28 percent from $553.2 million in the second quarter of 2007.  KMP’s strong financial performance was led by the CO2, Natural Gas Pipelines and Terminals business segments.  It was an exceptionally strong quarter when you consider such factors as lower gasoline demand due to higher prices and a sluggish economy, and increases in construction and fuel costs that are impacting both our capital expansion program and our existing operations.  While no company is 100 percent immune to external conditions, KMP continues to demonstrate that our diversified portfolio of stable assets is capable of generating consistently strong cash flow even in very difficult market conditions.”

Overview of Business Segments
The Products Pipelines business produced second quarter segment earnings before DD&A of $136.7 million, down 8 percent from $149 million for the same period last year.  The decrease was primarily attributable to the sale of the North System, which closed in the fourth quarter of 2007, and lower volumes.  Excluding the North System, this segment’s earnings before DD&A were only down about 3 percent compared to the second quarter last year.  Through the first two quarters, the Products Pipelines segment is 5 percent below plan and is expected to fall short of its published annual budget of 5 percent growth.
“While this segment’s refined products revenues are still above last year, our Products Pipelines’ volumes are clearly being impacted by reductions in demand driven by higher crude and product prices and weak economic conditions,” Kinder explained.  “Highlights for the quarter included improved results by Central Florida Pipeline and Southeast Terminals, which turned in strong performances compared to the second quarter of 2007.  These assets benefited from increased demand for ethanol and our completion of a number of capital expansions that modified and upgraded infrastructure, enabling us to provide additional ethanol related services to our customers.”
Total refined products revenues for the quarter were up 2 percent and volumes were down 8.2 percent compared to the same period a year ago (excluding Plantation, volumes were
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down 7.9 percent).  Gasoline volumes were down 11.5 percent compared to the second quarter of 2007.  Diesel volumes were down 0.8 percent and commercial jet fuel volumes were down 5.5 percent.  NGL volumes in this segment were up 4.6 percent due to strong performance at Cypress.  For the first six months of 2008, total refined products revenues were up 2.7 percent and volumes were down 6.8 percent (excluding Plantation, volumes were down 5 percent).
The Natural Gas Pipelines business produced second quarter segment earnings before DD&A of $182.6 million, up 26 percent from $144.6 million for the second quarter of 2007, and on track to exceed its published annual budget of 18 percent growth.  “Our Natural Gas Pipelines business produced excellent results compared to the second quarter last year, led by contributions from REX-West – which began providing gas deliveries to the Panhandle Eastern interconnect in Audrain County, Mo., on May 20 and accounted for almost 75 percent of the growth in this segment – and strong performances from both the Texas Intrastate and TransColorado pipelines,” Kinder said.  Growth by the intrastates was attributable to increased transportation revenue from long-term contracts, higher sales margins, and greater processing volumes and margins.  TransColorado’s increase reflected the completed expansion of the pipeline and increased production in the Piceance and San Juan basins.  For the quarter, the Texas intrastate group generated almost half of this segment’s earnings before DD&A and was 40 percent above its budget.  KMIGT was also significantly above its budget for the quarter.
Transport volumes in this segment were up 27 percent from the second quarter of 2007, primarily attributable to REX-West, and sales volumes were up 8 percent.
The CO2 business delivered second quarter segment earnings before DD&A of $216.6 million, up 68 percent from $128.9 million for the same period last year, and on track to exceed its published annual budget of 40 percent growth.  “CO2 had an outstanding quarter driven by stronger than expected oil production at the Yates Field, increased CO2 sales and transport volumes, higher hedge prices and higher oil and CO2 prices,” Kinder said.
For the quarter, average oil production at Yates increased to 28.1 thousand barrels per day (MBbl/d), up 4 percent compared to the second quarter of 2007 and above budget.  At SACROC, average oil production for the quarter was 27.5 MBbl/d, down almost 2 percent from the same period last year but on budget for the quarter.  CO2 delivery volumes were up
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14 percent compared to the second quarter last year due to expansion projects in southwest Colorado that began service and increased CO2 production. NGL sales volumes declined by 7 percent versus the second quarter last year primarily attributable to operational issues on a third party pipeline (not owned by Kinder Morgan), which resulted in pro-rationing.
The CO2 segment is an area where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel, with all hedges allocated to oil, was $53.01 for the quarter.  The realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $77.28 for the quarter.
The Terminals business reported second quarter segment earnings before DD&A of $140.4 million, up 28 percent from $110.1 million for the second quarter of 2007, and is expected to come in slightly below its published annual budget of 24 percent growth.  “Our terminals business had a good quarter, with slightly more than half of its growth coming from organic opportunities and the remainder attributable to acquisitions,” Kinder said.  Marine Terminals (acquired in September 2007) and Vancouver Wharves (May 2007) were among the acquisitions contributing positively to segment earnings before DD&A for the quarter.
Total segment liquids leaseable capacity increased to 52.4 million barrels from 43.7 million barrels in the second quarter last year due to numerous expansion projects that added new tanks at various terminals.  Liquids throughput increased by 15 percent compared to the second quarter of 2007 primarily due to the addition of this new liquids capacity, growing to over 160.6 million barrels.  Railcars loaded and offloaded increased by 17 percent to over 95,000.  On the bulk side, coal handling increased by 22 percent, compared to the second quarter last year, to 8.8 million tons.  Terminal specific highlights for the quarter included record throughput at the company’s large liquids terminal complex on the Houston Ship Channel and record coal throughput of 1.1 million tons in June at the Pier IX Terminal in Newport News, Va.
The Trans Mountain Pipeline produced second quarter segment earnings before DD&A of $33.4 million compared to $20.6 million for the same period last year.  Trans Mountain, which KMP acquired April 30, 2007, contributed a full three months of earnings for the second quarter of 2008 versus only two months for the comparable period last year.  Results were below
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budget for the quarter primarily due to lower revenues caused by lower volumes and a delay in the approval of 2008 tariffs.  These tariffs are now in effect and this segment is expected to meet its published budget for the year.
Volumes declined by 14 percent compared to the second quarter last year due to lower demand for waterborne exports out of Vancouver, British Columbia.

Outlook
KMP previously announced that it expects to declare cash distributions of $4.02 per unit for 2008, and the company now expects to exceed that target.  This projection includes contributions from assets currently owned by KMP and does not include any benefits from unidentified acquisitions.  Kinder Morgan Management, LLC (NYSE: KMR) also expects to declare distributions exceeding $4.02 per share for 2008.
“Looking ahead, KMP is well positioned for future growth,” Kinder said.  “We continue to make good progress on many large infrastructure projects that will drive growth in 2009 and beyond.”

Projects and Other Updates
Kinder noted that rising construction and material costs continue to create a challenging business environment.  “We are extremely focused on managing these increases, identifying ancillary opportunities to offset them where possible, and bringing in our projects as close to on time and on budget as possible.  Our total forecasted capital expenditures on our major projects have increased by almost 10 percent from the projection we made at our January investor conference.  Most of the increase in the last quarter has been on our natural gas pipeline major projects.  For instance, market conditions for consumables, labor and construction equipment along with certain provisions in the final environmental impact statement have resulted in increased costs for REX. While we would rather not see these increases, we remain confident that REX and our other projects will still deliver attractive returns to our investors.  When we evaluate projects in order to make capital investment decisions, we conservatively estimate cash flows, which leads to opportunities to outperform.  On REX, for example, we are already providing ancillary services to shippers which generate revenues in excess of the contractual
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revenues on which we based our expected return.  Additionally, we are realizing higher than expected CO2 prices for the incremental volumes generated by our southwest Colorado expansion.”
Below is a status update on some of the approximately $8 billion in capital projects that KMP has approved and is in various stages of constructing.
Products Pipelines

•
KMP continues to make necessary modifications to start batching ethanol in its 16-inch gasoline pipeline between Tampa and Orlando, Fla.  A test batch is scheduled for September and the pipeline is expected to be in service in November of this year.  The company also completed modifying tanks, truck racks and other infrastructure and began offering additional ethanol services to customers at various facilities in the Southeast and Oregon.  The company will invest approximately $60 million in these ethanol related projects.

•
Construction continues on new tanks and ancillary facilities to provide service to the Marine Corp Air station in Miramar, Calif.  The first tanks are expected to be in service in November of this year with the entire $25 million project targeted to be fully operational in February 2009.

•
Progress continues on the approximately $426 million expansion of the CALNEV pipeline system from Colton, Calif., to Las Vegas, Nev.  The expansion will involve the construction of a new 16-inch diameter pipeline that will parallel existing utility corridors (including the existing 14-inch CALNEV multi-products pipeline) to minimize environmental impacts.  Upon completion, capacity on the pipeline will increase to approximately 200,000 barrels per day (bpd) and could be further increased to over 300,000 bpd by installing additional pump stations.  The expansion is expected to be complete in April 2011.

Natural Gas Pipelines

•
REX-West began making natural gas deliveries all the way to the Panhandle Eastern interconnect in Audrain County, Mo., on May 20.  REX-West has been transporting gas from the Cheyenne Hub in Weld County, Colo., to the ANR interconnect and other delivery points along the way to Brown County, Kan., since Jan. 12.  The completion of REX-West increased the capacity on the pipeline to 1.5 billion cubic feet (Bcf) per day and the pipeline has been running at or near full capacity.  REX-West is a 713-mile, 42-inch diameter pipeline system that interconnects with Kinder Morgan Interstate Gas Transmission, Northern Natural Gas Company, Natural Gas Pipeline Company of America, ANR and Panhandle Eastern Pipeline Company.

•
Construction has begun on REX-East.  Subject to receipt of regulatory approvals, the pipeline is expected to be in service to Lebanon, Ohio, by year-end, with full operations to Clarington, Ohio, in the third quarter of 2009.  REX-East is a 639-mile pipeline segment that

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will extend REX eastward from Audrain County to Clarington.  One of the largest natural gas pipelines to be constructed in North America, REX is a joint venture of KMP, Sempra Pipelines and Storage and ConocoPhillips.  When completed, the 1,679-mile pipeline will have a capacity of approximately 1.8 Bcf per day.  Binding firm commitments from creditworthy shippers have been secured for all of the capacity on the pipeline.  KMP is overseeing construction of the project and will operate the pipeline.  Our current estimate of total construction costs on REX is approximately $5.6 billion.

•
REX raised $1.3 billion in June through the issuance of senior unsecured notes.  The notes consisted of $500 million of 6.25 percent notes due in 2013, $550 million of 6.85 percent notes due in 2018 and $250 million of 7.5 percent notes due in 2038.

•
Construction is expected to begin in August on the Midcontinent Express Pipeline.  Subject to receipt of regulatory approvals, the pipeline is expected to be in service by the end of the first quarter of 2009.  The $1.45 billion pipeline will extend from southeast Oklahoma, across northeast Texas, northern Louisiana and central Mississippi to an interconnection with the Transco Pipeline near Butler, Ala.  Initial design capacity for MEP was 1.5 Bcf per day, which was fully subscribed with long-term binding commitments from creditworthy shippers.  A successful binding open season was recently completed which would increase the main segment of MEP’s Zone 1 capacity to 1.8 Bcf per day.  The project is a 50/50 joint venture of KMP and Energy Transfer Partners.

•
Construction continues on the approximately $594 million Kinder Morgan Louisiana Pipeline, a 133-mile, 42-inch diameter line, that will transport natural gas to multiple pipelines from the Cheniere Sabine Pass liquefied natural gas terminal in Louisiana.  All of the approximately 3.2 Bcf per day of capacity on the pipeline has been subscribed by Chevron and Total.  The pipeline is anticipated to be fully operational by its original target date, April 1, 2009.

•
Construction continues on the approximately $70 million natural gas pipeline that will bring new supplies out of East Texas to Gulf Coast markets.  The new pipeline consists of 63 miles of 24-inch pipe and is expected to be in service in the third quarter.  KMP has a long-term binding agreement with CenterPoint Energy Services to provide firm transportation for a significant portion of the initial project capacity, which is 225 million cubic feet (MMcf) per day.  When completed, the project will more than double capacity on the company’s Texas Intrastate pipeline system and will move East Texas production to markets in the Houston and Beaumont areas.

•
The Texas intrastate group is also working on two other expansion projects that will come online later this year.  An approximately $85 million expansion project at our Markham storage facility began service in early June and will provide an additional 7 Bcf of working storage capacity to the intrastate system when fully developed in the fourth quarter.  In addition, the $15 million Hill Country compression project is expected to be completed in the fourth quarter and will provide 50,000 MMBtu of incremental pipeline capacity primarily to the Austin market.

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•
Construction began on the approximately $31 million Colorado Lateral expansion in May.  When completed in the fourth quarter, the 41-mile pipeline project will become part of the Kinder Morgan Interstate Gas Transmission (KMIGT) system and will transport natural gas along the Front Range to local distribution companies and industrial end users.  The pipeline will have an initial capacity of 74,000 dekatherms per day.

•
Construction has begun on an approximately $22 million project that will add capacity to KMIGT and deliver natural gas to ethanol plant customers in northeast Nebraska.  The project is expected to be completed in the fourth quarter.

CO2

•
New CO2 production wells at McElmo Dome located near Cortez, Colo., began commercial production in June and are producing over 100 MMcf per day of CO2.  The approximately $140 million project includes nine new CO2 production wells and a new compression facility that connects the Cortez Pipeline to the Goodman Point plant.  This project will continue to ramp up as these wells are added and is expected to produce more than 200 MMcf per day of CO2 when construction is completed in the fourth quarter.

Terminals

•
The North 40 Terminal near Edmonton, Alberta, began operations in the second quarter.  The approximately C$165 million project included building nine storage tanks with a capacity of about 2.15 million barrels, all of which is subscribed by shippers under long-term contracts.  The facility will provide needed storage capacity and services to support oilsands shipments, local refinery feed stocks, blending and crude pipeline shipments.

•
KMP purchased a steel terminal in Cincinnati, Ohio, in June.  Including the purchase price and planned upgrades to the facility, the company’s investment in the terminal will total over $6 million.  Located on approximately 17 acres on the Ohio River, the terminal primarily handles and stores break-bulk steel.  In 2007, the facility handled approximately 150,000 tons of steel products.  The acquisition provides customers with additional access to the company’s growing network of marine and rail terminals.

•
KMP began service on a new import fertilizer facility at its Fairless Hills, Pa., terminal.  The $11.2 million project included building two 15,000 ton storage domes along with conveying equipment and outbound loading facilities for rail and truck.  The project is supported by a long-term contract.

Trans Mountain Pipeline

•
Construction continues on the approximately $C518 million Anchor Loop project.  The Jasper spread was completed and began service in April, increasing capacity on the Trans Mountain pipeline system to 285,000 bpd from 260,000 bpd.  Construction is continuing on the Mount Robson spread, which will increase capacity to 300,000 bpd and is expected to be

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completed in the fourth quarter.  The Trans Mountain pipeline system transports crude oil and refined products from Edmonton, Alberta, to marketing terminals and refineries in British Columbia and Washington state.

Other

•
KMP raised $700 million in June through the issuance of senior unsecured notes.  The notes consisted of $375 million of 5.95 percent notes due in 2018 and $325 million of 6.95 percent notes due in 2038.

•
KMP sold its 25 percent interest in Thunder Creek Gas Services in April for approximately $50 million.  Thunder Creek provides gathering, compression and treating services to coal seam gas producers in the Powder River Basin of Wyoming.

Kinder Morgan Management, LLC

Shareholders of Kinder Morgan Management, LLC will also receive a $0.99 distribution ($3.96 annualized) payable on Aug. 14, 2008, to shareholders of record as of July 31, 2008.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates more than
25,000 miles of pipelines and 165 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of over $22 billion.  The general partner of KMP is owned by Knight Inc. (formerly Kinder Morgan, Inc.), a private company.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, July 16, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

The non-generally accepted accounting principles financial measures of distributable cash flow, distributable cash flow per unit, and earnings before DD&A are presented in this news release.  For KMP overall, we define distributable cash flow to be limited partners’ pretax income before DD&A less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express, our equity method investee.  For our segments we define distributable cash flow as segment net income (which is before

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corporate costs of G&A and interest) plus DD&A less sustaining capital expenditures.  The components of the difference between overall KMP distributable cash flow and segment distributable cash flow are cash versus book taxes, DD&A and sustaining capital expenditures on Rockies Express, G&A, interest, minority interest and the general partner’s interest.  Distributable cash flow per unit is overall KMP distributable cash flow divided by average outstanding units.  We define segment earnings before DD&A as segment earnings plus DD&A and amortization of excess cost of equity investments.  The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of certain items which are clearly identified in the attached charts and "sustaining capital expenditures,” which is not a defined term under GAAP.  Consistent with the partnership agreement of Kinder Morgan Energy Partners, L.P., sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of an asset.  We routinely calculate and communicate these measures to investors.  We believe that continuing to provide this information results in consistency in our financial reporting.  In addition, we believe that these measures are useful to investors because they enhance the investors’ overall understanding of our current financial performance and our prospects for future performance.  Specifically, we believe that these measures provide investors an enhanced perspective on the operating performance of our assets and the cash that our businesses are generating.
This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(In millions except per unit amounts)

	Three Mos. Ended June 30		Six Mos. Ended June 30
	2008	2007	2008	2007

Revenues	$3,495.7	$2,366.4	$6,216.0	$4,538.1

Costs, Expenses and Other
Operating expenses	2,802.4	1,798.0	4,820.9	3,434.7
Depreciation, depletion and amortization	165.6	133.5	323.7	263.8
General and administrative	72.8	89.4	149.6	159.7
Taxes, other than income taxes	51.0	38.1	99.0	73.1
Other expense (income)	(15.3)	(7.2)	(15.8)	367.7
	3,076.5	2,051.8	5,377.4	4,299.0
Operating Income	419.2	314.6	838.6	239.1

Other Income/(Expense)
Earnings from equity investments	46.2	17.3	83.9	35.6
Amortization of excess cost of equity investments	(1.5)	(1.5)	(2.9)	(2.9)
Interest, net	(98.8)	(97.1)	(195.5)	(187.9)
Other, net	10.3	3.8	13.2	4.4
Minority interest	(4.1)	(3.2)	(8.1)	(2.0)

Income from continuing operations before income taxes	371.3	233.9	729.2	86.3

Income tax expense	(9.9)	(6.6)	(21.6)	(15.6)

Income from continuing operations	361.4	227.3	707.6	70.7

Income from discontinued operations	0.8	5.4	1.3	12.5

Net Income	$362.2	$232.7	$708.9	$83.2

Calculation of Limited Partners’ Interest in Net Income:
Income from Continuing Operations	$361.4	$227.3	$707.6	$70.7
Less: General Partner’s interest	(195.9)	(148.2)	(383.3)	(284.2)
Limited Partners’ interest	165.5	79.1	324.3	(213.5)
Add: Limited Partner’s interest in Discontinued Operations	0.8	5.4	1.3	12.4
Limited Partners’ interest in Net Income (Loss)	$166.3	$84.5	$325.6	$(201.1)

Diluted Limited Partners’ Net Income per Unit:
Income (Loss) from Continuing Operations	$0.64	$0.34	$1.28	$(0.92)
Income from Discontinued Operations	$0.01	$0.02	$-	$0.06
Net Income (Loss)	$0.65	$0.36	$1.28	$(0.86)
Weighted Average Units Outstanding	256.7	235.0	253.9	233.1

Declared distribution/unit	$0.99	$0.85	$1.95	$1.68

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Mos. Ended June 30		Six Mos. Ended June 30
	2008	2007	2008	2007
Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$136.7	$149.0	$277.7	$292.2
Natural Gas Pipelines	182.6	144.6	370.8	280.3
CO2	216.6	128.9	416.4	254.3
Terminals	140.4	110.1	266.2	208.8
Trans Mountain	33.4	20.6	63.6	20.6
Total	$709.7	$553.2	$1,394.7	$1,056.2

Segment DD&A and Amort. of Excess Investments:
Products Pipelines	$23.2	$23.0	$46.2	$46.4
Natural Gas Pipelines	16.9	16.4	33.7	32.5
CO2	88.6	71.7	171.7	141.1
Terminals	30.8	21.2	59.9	41.7
Trans Mountain	7.6	3.4	15.1	3.4
Total	$167.1	$135.7	$326.6	$265.1

Segment Earnings Contribution:
Products Pipelines	$113.5	$126.0	$231.5	$245.8
Natural Gas Pipelines	165.7	128.2	337.1	247.8
CO2	128.0	57.2	244.7	113.2
Terminals	109.6	88.9	206.3	167.1
Trans Mountain	25.8	17.2	48.5	17.2
General and Administrative	(75.8)	(66.1)	(151.2)	(128.0)
Interest, net	(99.4)	(97.2)	(196.6)	(187.7)
Minority Interest	(4.1)	(3.4)	(8.1)	(5.5)
Certain Items (net of minority interests):
Trans Mountain before dropdown	-	5.8	-	14.7
Trans Mountain goodwill impairment	-	-	-	(373.3)
Allocated non-cash long-term compensation	(1.4)	(21.0)	(2.8)	(23.2)
Loss on debt retirement	-	-	-	(1.0)
Environmental reserves	-	(2.2)	-	(2.2)
Gain on Sale[1]	13.7	-	14.2	-
Mark to market of certain upstream hedges[2]	(13.0)	-	(13.0)	-
Other[3]	(0.4)	(0.7)	(1.7)	(1.7)
Sub-total Certain Items	(1.1)	(18.1)	(3.3)	(386.7)
Net income	$362.2	$232.7	$708.9	$83.2
Less: General Partner’s Interest in Net Income	(195.9)	(148.2)	(383.3)	(284.3)
Limited Partners’ Net Income (Loss)	$166.3	$84.5	$325.6	$(201.1)

Net income before certain items	$363.3	$250.8	$712.2	$469.9
Less: General Partner’s Interest in Net Income before certain items	(195.9)	(148.4)	(383.3)	(288.2)
Limited Partners’ Net Income before certain items	167.4	102.4	328.9	181.7
Depreciation, depletion and amortization[4]	175.3	138.0	340.9	268.6
Book /(Cash) Taxes - Net	(2.2)	0.6	(18.9)	6.0
Sustaining capital expenditures[5]	(46.9)	(36.4)	(76.8)	(63.2)
DCF before certain items	$293.6	$204.6	$574.1	$393.1

Net income/unit before certain items	$0.65	$0.44	$1.30	$0.78
DCF/unit before certain items	$1.14	$0.87	$2.26	$1.69
Weighted Average Units Outstanding	256.7	235.0	253.9	233.1
____________

[1]	2008 - gain on sale of North & Thunder Creek Systems
[2]	Upstream asset discontinued hedge accounting during 2nd quarter. Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction
[3]	2007 - Hurricanes Katrina & Rita , Imputed interest on Cochin acquisition, TransMountain acquisition costs, FX gain on Cochin note payable
2008 - Imputed interest on Cochin acquisition, FX loss on Cochin note payable
[4]	Includes Kinder Morgan's share of Rockies Express DD&A - 2007 - $2.3 million & $3.5 million for the 2nd quarter and year to date respectively
2008 - $8.2 million and $14.3 million for the 2nd quarter and year to date respectively
[5]	Includes Kinder Morgan's share of Rockies Express sustaining capital expenditures

Volume Highlights
(historical pro forma for acquired assets)

	Three Mos. Ended June 30		Six Mos. Ended June 30
	2008	2007	2008	2007
Products Pipelines
Gasoline	100.5	113.6	198.4	220.8
Diesel	41.6	42.0	80.2	80.1
Jet Fuel	29.9	31.9	59.6	62.1
Total Refined Product Volumes (MMBbl)	172.0	187.5	338.2	363.0
NGL’s	6.1	5.9	13.0	15.5
Total Delivery Volumes (MMBbl)[1]	178.1	193.4	351.2	378.5

Natural Gas Pipelines[2]
Transport Volumes (Bcf)	545.1	429.5	1,040.5	834.5
Sales Volumes (Bcf)	224.9	207.6	440.0	416.6

CO2
Delivery Volumes (Bcf)[3]	178.6	156.6	358.8	322.2
Sacroc Oil Production - Gross (MBbl/d)[4]	27.5	28.0	27.4	28.9
Sacroc Oil Production - Net (MBbl/d)[5]	22.9	23.3	22.8	24.1
Yates Oil Production Gross - (MBbl/d)[4]	28.1	27.0	28.3	26.6
Yates Oil Production - Net (MBbl/d)[5]	12.5	12.0	12.6	11.8
NGL Sales Volumes (MBbl/d)[6]	9.1	9.7	9.3	9.7
Realized Weighted Average Oil Price per Bbl[7,8]	$53.01	$34.76	$51.52	$34.97
Realized Weighted Average NGL Price per Bbl[8]	$77.28	$50.35	$71.48	$46.05

Terminals
Liquids Leaseable Capacity (MMBbl)	52.4	43.7	52.4	43.7
Liquids Utilization %	98.1%	97.1%	98.1%	97.1%
Bulk Transload Tonnage (MMtons)	26.7	25.1	49.8	48.3

Trans Mountain (Mbbls - mainline throughput)	21.5	25.0	40.9	44.8
____________
[1]	Includes Pacific, Calnev, Plantation, Central Florida, Cochin and Cypress
[2]	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, TransColorado and Rockies Express Pipeline (REX)
[3]	Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes
[4]	Represents 100% production from the field
[5]	Represents Kinder Morgan's net share of the production from the field
[6]	Net to Kinder Morgan
[7]	Includes all Kinder Morgan crude oil properties
[8]	Hedge gains/losses for Oil and NGLs are included with Crude Oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(Millions)

	June 30,	December 31,
	2008	2007
ASSETS

Cash and cash equivalents	$79	$59
Other current assets	1,895	1,151
Property, Plant and Equipment, net	12,535	11,591
Investments	882	655
Deferred charges and other assets	1,758	1,722
TOTAL ASSETS	$17,149	$15,178

LIABILITIES AND PARTNERS’ CAPITAL

Notes payable and current maturities of long-term debt	$271	$610
Other current liabilities	3,037	1,948
Long-term debt	7,786	6,456
Value of interest rate swaps	143	152
Other	2,684	1,522
Minority interest	42	54
Partners’ Capital
Accumulated Other Comprehensive Loss	(2,945)	(1,276)
Other Partners’ Capital	6,131	5,712
Total Partners’ Capital	3,186	4,436
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$17,149	$15,178

Total Debt, net of cash and cash equivalents, and excluding the market value of interest rate swaps	$7,978	$7,007
Segment Earnings Before DD&A and certain items	$2,562	$2,223
G&A	(269)	(246)
Income Taxes	76	67
EBITDA[1]	$2,369	$2,044

Debt to EBITDA	3.4	3.4
____________
[1]	2008 EBITDA is last twelve months